EXHIBIT 99.1

PACKETEER®, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

CUPERTINO, Calif. — April 22, 2004 - Packeteer®, Inc. (NASDAQ: PKTR), a leading provider of application traffic management systems, today announced record revenues and results of operations for the quarter ended March 31, 2004.

Net revenues for the first quarter 2004 were $21.5 million, compared with $16.8 million for the first quarter 2003, an increase of 28%. Net revenues increased 7% from the $20.0 million reported for the sequential quarter ended December 31, 2003. Net income for the first quarter 2004 was $3.4 million or $0.10 per diluted share, compared with net income of $2.1 million or $0.07 per diluted share for the first quarter 2003. Net income for the fourth quarter 2003 was $3.3 million or $0.10 per diluted share.

The balance sheet at the end of Q1 remained strong. Total cash and investments of $92.4 million at March 31, 2004 were $5.7 million higher than the balances of $86.7 million at December 31, 2003. Accounts receivable of $11.6 million at March 31, 2004 represented 49 days sales outstanding compared to 51 days sales outstanding at December 31, 2003. Total inventories were $2.9 million at March 31, 2004, compared with $2.7 million at December 31, 2003.

“We are delighted to report another strong quarter. Even though we continued to face a cautious information technology spending environment, we posted record revenues and profits for the seventh consecutive quarter” stated Dave Côté, President and CEO.

A Conference Call with company management will be held April 22, 2004 at 2:00 pm Pacific Time. The call will be simulcast on the Internet at www.packeteer.com and www.fulldisclosure.com. A replay of the call will be available on the website until April 29, 2004. Management’s accompanying script will remain on the website. Additional investor information can be accessed at www.packeteer.com or by calling Packeteer’s Investor Relations Department at (408) 873-4422.

About Packeteer

Packeteer (NASDAQ: PKTR) is a leading provider of application traffic management systems designed to enable enterprises to gain visibility and control for networked applications, extend network resources and align application performance with business priorities. For service providers, Packeteer systems provide a platform for delivering application-intelligent network services that control quality of service, expand revenue opportunities and offer compelling differentiation. The Company’s products are sold through more than 100 resellers, distributors and system integrators in more than 50 countries. For more information, contact Packeteer via telephone at +1 (408) 873-4400, fax at + 1 (408) 873-4410, or by email at info@packeteer.com, or visit the Company’s website at www.packeteer.com. Packeteer is headquartered in Cupertino, CA.

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Safe Harbor Clause

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Packeteer’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include express or implied statements regarding future revenues and profitability, spending levels by existing and prospective customers, new product development, liquidity and macro economic conditions. All forward-looking statements included in this press release are based upon information available to Packeteer as of the date hereof. Packeteer assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Actual results may differ materially due to a number of factors including the perceived need for our products, our ability to convince potential customers of our value proposition, the costs of competitive solutions, continued capital spending by prospective customers and macro economic conditions. These and other risks relating to Packeteer’s business are set forth in Packeteer’s Form 10-K filed with the Securities and Exchange Commission on March 5, 2004, and Packeteer’s Form 10-Qs and other reports filed from time to time with the Securities and Exchange Commission.

Packeteer, PacketShaper, PacketShaper Express are trademarks or registered trademarks of Packeteer, Inc. All other products and services are the trademarks of their respective owners.

Investor Contact

David C. Yntema
Chief Financial Officer
408-873-4518
dyntema@packeteer.com

PACKETEER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2004	2003
Net revenues
Product revenues	$17,551	$14,160
Service revenues	3,953	2,608

Total net revenues	21,504	16,768
Cost of revenues
Product costs	3,557	2,877
Service costs	1,340	1,012

Total cost of revenues	4,897	3,889
Gross profit	16,607	12,879
Operating expenses:
Research and development	3,474	2,815
Sales and marketing	8,161	6,521
General and administrative	1,438	1,335

Total operating expenses	13,073	10,671

Operating income	3,534	2,208
Other income, net	193	180

Income before provision for income taxes	3,727	2,388
Provision for income taxes	373	239

Net income	$3,354	$2,149

Basic net income per share	$0.10	$0.07

Diluted net income per share	$0.10	$0.07

Shares used in computing basic net income per share	32,673	30,828

Shares used in computing diluted net income per share	34,677	31,760

PACKETEER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2004	2003
Assets:
Cash, cash equivalents and investments	$92,389	$86,707
Accounts receivable, net	11,589	11,042
Inventories	2,944	2,691
Property and equipment, net	2,596	2,593
Other assets	1,830	1,666

Total assets	$111,348	$104,699

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$11,519	$10,868
Capital leases and note payable	432	596
Deferred rent	260	225
Deferred revenue	10,701	9,592

Total liabilities	22,912	21,281
Stockholders’ equity	88,436	83,418

Total liabilities and stockholders’ equity	$111,348	$104,699